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July 29, 1999

Jones International Networks, Ltd.
9697 E. Mineral Avenue
Englewood CO 80124
Attn:  Jay B. Lewis

                  Re:  REVOLVING CREDIT FACILITY

Ladies/Gentlemen:

Bank of America, N.A. ("LENDER") is pleased to make available to Jones International Networks, Ltd., a Colorado corporation, ("BORROWER") a revolving credit facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in EXHIBIT A hereto.

1.   THE FACILITY.

      (a) Subject to the terms and conditions set forth herein, Lender agrees to make available to Borrower until the Maturity Date a revolving line of credit providing for loans ("LOANS") in an aggregate principal amount not exceeding at any time $20,000,000 (the "COMMITMENT"). Within the foregoing limit, Borrower may borrow, repay and reborrow Loans until the Maturity Date.

      (b) Borrower may, upon 5 Business Days' notice, reduce or cancel the undrawn portion of the Commitment, PROVIDED, that the amount of such reduction is not less than $1,000,000 or a whole multiple thereof.

      (c) Borrower promises to pay all Loans then outstanding on the Maturity Date.

      (d) Borrower may prepay Loans in full or in part at any time. Borrower will give Lender irrevocable written notice of Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by Lender at least 5 Business Days in advance of the prepayment. Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and the prepayment fee described below.

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2.   INTEREST RATES AND COMMITMENT FEE.

      (a) REFERENCE RATE. Unless Borrower elects the Fixed Rate as described below, the interest rate shall be Lender's Reference Rate MINUS 2% per annum. The Reference Rate is the rate of interest publicly announced from time to time by Lender as its Reference Rate. The Reference Rate is set by Lender based on various factors, including Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Lender may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender's Reference Rate.

      (b) FIXED RATE. Instead of the interest rate based on Lender's Reference Rate, Borrower may elect the Fixed Rate PLUS 50 basis points per annum. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "PORTION."

           (i) The "FIXED RATE" means the fixed interest rate Lender and Borrower agree will apply during the applicable interest period. The interest period during which the Fixed Rate will be in effect will be between 7 days and 180 days, and each Fixed Rate Portion will be for an amount not less than $1,000,000.

           (ii) Interest shall be payable quarterly in arrears on the last day of each calendar quarter and on the date of any prepayment of a Fixed Rate Portion. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless Borrower has designated another Fixed Rate Portion. No Fixed Rate Portion may be converted to a different interest rate during the applicable interest period. Upon the occurrence of an Event of Default, Lender may terminate the availability of the Fixed Rate for interest periods commencing after an Event of Default occurs.

           (iii) In addition to the amount of accrued interest on the amount prepaid, each prepayment of a Fixed Rate Portion will be accompanied by a prepayment fee equal to the amount (if any) by which (x)the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds (y) the interest which would have been recoverable by Lender by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by Lender for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

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      (c)  DEFAULT INTEREST. After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable, Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Reference Rate plus 2%. Such interest shall be payable on demand.

      (d) COMMITMENT FEE. Borrower promises to pay a commitment fee of 3/8% per annum on the actual daily unused portion of the Commitment, payable in arrears on the last Business Day of each calendar quarter and on the Maturity Date.

      (e) CALCULATION. Interest on Loans when bearing interest at the Reference Rate shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest and fees hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

3.   DISBURSEMENTS AND PAYMENTS.

      (a) Each request for a Loan will be made in writing in a manner acceptable to Lender, or by another means acceptable to Lender. Lender shall make Loan proceeds available to Borrower by wire transfer to US Bank, ABA No. 102000021 for credit to Jones International Networks Ltd. Account No. 103655127605 or such other accounts from time to time designated by Borrower in writing to Lender.

      (b) Borrower shall make all payments required hereunder on the date due in same day funds in United States Dollars at the office and account of Lender designated by Lender from time to time in writing. If a due date does not fall on a Business Day, Borrower will make any payment due hereunder on the first Business Day following the due date.

      (c)  Each disbursement by Lender and each payment by Borrower will be
           (i) made in immediately available funds, or such other type of funds selected by Lender and (ii) evidenced by records kept by Lender. In addition, Lender may, at its discretion, require Borrower to sign one or more promissory notes.

      (d) Lender may honor telephone or telefax instructions for Loans or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of Borrower, or any other individual designated by any one of such authorized signers. Lender will provide written confirmation to Borrower of transactions made based on telephone or telefax instructions. Borrower agrees to notify Lender promptly of any discrepancy between the confirmation and the telephone or telefax instructions. Borrower indemnifies and excuses Lender (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes

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           are made by any individual authorized by Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

      (e) All payments by Borrower to Lender hereunder shall be made to Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. Borrower shall reimburse Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on Lender's income, and franchise taxes imposed on Lender, by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof).

4.    (a)  CONDITIONS PRECEDENT TO INITIAL LOAN. As a condition
           precedent to the initial Loan hereunder, Lender must receive the following from Borrower in form satisfactory to Lender:

           (i) the enclosed duplicate of this Agreement duly executed and delivered on behalf of Borrower;

           (ii)  the Guaranty duly executed and delivered by Guarantor;

           (iii) the Security Agreement duly executed and delivered by Guarantor, together with delivery of cash collateral thereunder in an amount not less than $21,500,000;

           (iv) a certified borrowing resolution or other evidence of Borrower's authority to borrow; together with a certificate of incumbency;

           (v) a certified resolution or other evidence of Guarantor's authority to enter into the Guaranty; together with a certificate of incumbency; and

           (vi) such other documents as Lender may reasonably request.

     (b) CONDITIONS TO EACH BORROWING. As a condition precedent to each borrowing (including the initial borrowing) of any Loan and the designation of a Fixed Rate Portion:

           (i)   the request shall comply with Paragraph 3;

           (ii) each representation and warranty set forth in PARAGRAPH 5 below shall be true and correct in all material respects as if made on the date of such borrowing or designation; and

           (iii) no Default or Event of Default shall have occurred and be continuing on the date of such borrowing or designation.

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           Each notice of borrowing or designation shall be deemed a
           representation and warranty by Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

5. REENTATIONS AND WARRANTIES. Borrower represents and warrants that:

     (a) EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. It is a corporation duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, has the power and authority and the legal right to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and is in compliance with all laws except to the extent that noncompliance does not have a Material Adverse Effect.

     (b) POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower are within its powers and have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of Borrower and Guarantor, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of Borrower's or Guarantor's organic documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which Borrower is a party or by which it or its property may be bound or affected.

     (c) FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT. The audited consolidated balance sheet and statements of earnings and cash flow of Borrower and its Subsidiaries as of December 31, 1998 present fairly the consolidated financial condition of Borrower and its Subsidiaries as of such date in accordance with generally accepted accounting principles applied on a consistent basis, and since such date, there has been no event or circumstance that has a Material Adverse Effect.

     (d) NO MATERIAL LITIGATION. No litigation or governmental proceeding is pending or, to the best knowledge of Borrower, threatened by or against Borrower which, if adversely determined, has a Material Adverse Effect.

     (e) NO DEFAULT. No Default or Event of Default has occurred and is continuing.

     (f) USE OF PROCEEDS. The proceeds of the Loans will be used solely for general corporate purposes, and not in contravention of Regulation U of the Board of Governors of the Federal Reserve Bank or any other requirement of law.

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     (g)   ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal or state law, including all requirements under the Code or ERISA for filing reports, and benefits have been paid in accordance with the provisions of such Plan except where the failure to be in compliance in all material respects does not have a Material Adverse Effect.

     (h) ENVIRONMENTAL MATTERS. All facilities owned or leased by Borrower or its Subsidiaries have been and continue to be in material compliance with all material environmental laws and regulations.

     (i) YEAR 2000. Borrower has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by customers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications and devices containing imbedded computer chips used by Borrower or any of its Subsidiaries (or their respective customers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
           1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Borrower believes that all computer applications and devices containing imbedded computer chips (including those of its and its Subsidiaries' customers and vendors) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so does not have a Material Adverse Effect.

     (j) FULL DISCLOSURE. No written statement made by Borrower to Lender in connection with this Agreement, or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading.

6. COVENANTS. So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated:

     (a) INFORMATION.  Borrower shall deliver to Lender:

           (i) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted

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                 accounting principles applied on a consistent basis and
                 certified by independent public accountants of nationally recognized standing;

           (ii) promptly upon Borrower's obtaining knowledge of any Default or Event of Default, a certificate of the chief financial officer of Borrower setting forth the details thereof and any action that Borrower is taking or proposes to take with respect thereto;

           (iii) promptly of any discovery or determination that any computer application (including those of its suppliers and vendors) that is material to Borrower's or any of its Subsidiaries' businesses and operations will not be Year 2000 compliant on a timely basis, except to the extent that such failure does not have a Material Adverse Effect; and

           (iv) from time to time such additional information regarding the financial condition or business of Borrower and its Subsidiaries as Lender may reasonably request.

     (b) OTHER AFFIRMATIVE COVENANTS. Borrower shall, and shall cause each of its Subsidiaries to:

           (i) preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business;

           (ii) comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities;

           (iii) pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

           (iv) maintain all of its properties owned or used in its business in good working order and condition ordinary wear and tear excepted;

           (v) permit representatives of Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants; and

           (vi) maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses.

     (c) Negative Covenants. Borrower shall not, nor shall it permit any of its Subsidiaries to merge or consolidate with or into any Person or liquidate, wind-

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           up or dissolve itself, or permit or suffer any liquidation or dissolution, or sell all or substantially all of its assets, except, that so long as no Default or Event of Default exists or would result therefrom:

           (i) any Subsidiary of Borrower may merge with (1) Borrower provided that Borrower shall be the continuing or surviving corporation, (2) with any one or more Subsidiaries of Borrower, and (3) with any joint ventures, partnerships and other Persons, so long as such joint ventures, partnerships and other Persons will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary of Borrower; PROVIDED that when any wholly-owned Subsidiary of Borrower is merging into another Subsidiary of Borrower, the wholly-owned Subsidiary of Borrower shall be the continuing or surviving Person; and

           (ii) any Subsidiary of Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or any of its Subsidiaries; PROVIDED that when any wholly-owned Subsidiary of Borrower is selling all or substantially all of its assets to another Subsidiary of Borrower, the Subsidiary acquiring such assets shall be a wholly-owned Subsidiary of Borrower.

7.   EVENTS OF DEFAULT.  The following are "EVENTS OF DEFAULT:"

     (a) Borrower fails to pay any principal of any Loan as and on the date when due; or

     (b) Borrower fails to pay any interest on any Loan, or any commitment fees due hereunder, or any portion thereof, within three days after the date when due; or Borrower fails to pay any other fees or amount payable to Lender under any Loan Document, or any portion thereof, within five days after the date due; or

     (c) Any default occurs in the observance or performance of any agreement contained in PARAGRAPH 6(a) or 6(c) hereof; or

     (d) Borrower or Guarantor fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

     (e) Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by Borrower or Guarantor pursuant to or in connection with any Loan Document proves to have been incorrect when made or deemed made; or

     (f) Borrower or Guarantor (i) fails to make any payment in respect of any indebtedness (other than indebtedness hereunder) or guaranty obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or

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          syndicated credit arrangement) in excess of the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (ii) defaults in the observance or performance of any other agreement or condition relating to any such indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or become due (automatically or otherwise) prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded, or (iii) is unable or admits in writing its inability to pay its debts as they mature; or

     (g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Lender or satisfaction in full of all the indebtedness hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or Borrower or Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

     (h) A final judgment against Borrower or Guarantor is entered for the payment of money in excess of the Threshold Amount and such judgment remains unsatisfied without procurement of a stay of execution within 30 calendar days after the date of entry of judgment; or

     (i) Guarantor, Borrower or any of their Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Guarantor, Borrower or such Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to Guarantor, Borrower or any Subsidiary or to all or any part of Guarantor, Borrower's or such Subsidiary's property is instituted without the consent of Guarantor, Borrower or such Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

     (j)  A Change of Control occurs; or

     (k)  Any event occurs which has a Material Adverse Effect.

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          Upon the occurrence of an Event of Default, Lender may declare the
          Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; PROVIDED, HOWEVER, that upon the occurrence of any event specified in PARAGRAPH 7(i) above, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

8.   MISCELLANEOUS.

     (a) All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

     (b) All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of California.

     (c) Borrower shall reimburse or compensate Lender, upon demand, for all costs incurred, losses suffered or payments made by Lender which are applied or reasonably allocated by Lender to the transactions contemplated herein (all as determined by Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, Lender; and compliance by Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

     (d) No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by Lender to any departure therefrom by Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

     (e) Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or

                                       10
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           electronic mail to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to Lender pursuant to PARAGRAPH 3 hereof shall be effective only upon receipt.

     (f) This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign its rights and obligations hereunder. Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of Borrower, such consent not to be unreasonably withheld, PROVIDED that no such consent shall be required if the assignment is to an affiliate of Lender or if a Default or Event of Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to Borrower. Borrower agrees to execute any documents reasonably requested by Lender in connection with any such assignment. All information provided by or on behalf of Borrower to Lender or its affiliates may be furnished by Lender to its affiliates and to any actual or proposed assignee or participant.

     (g) Borrower shall pay Lender, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs for in-house legal services) incurred by Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith.

     (h) Borrower agrees to indemnify, save and hold harmless Lender, its affiliates, and their respective directors, officers, agents, attorneys and employees (collectively the "INDEMNITEES") from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower or any of its affiliates, officers or directors; (ii) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of any Loan, or the relationship of Borrower and Lender under this Agreement; (iii) any administrative or investigative proceeding by any governmental authority arising out of or related to a claim, demand, action or cause of action described in clause
           (i) or (ii) above; and (iv) any and all liabilities, losses, costs or expenses (including legal fees, which shall include the allocated costs for in-house legal services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding,

                                       11
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           or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee's own negligence; PROVIDED that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

     (i) If any provision of this Agreement or any other Loan Document shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof or thereof. This Agreement supersedes all prior agreements and oral negotiations with respect to the subject matter hereof.

     (j) This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

     (k) This Agreement and the other Loan Documents are governed by, and shall be construed in accordance with, the laws of the State of California and the applicable laws of the United States of America. Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the City of Los Angeles for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at its address set forth beneath its signature hereto. Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     (l) BORROWER AND LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     (m) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than July 31, 1999.


                                       BANK OF AMERICA, N.A.

                                       By: /s/ Larry DaSilva

                                       Name: Larry DaSilva

                                       Title: Vice President

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:


JONES INTERNATIONAL NETWORKS, LTD.


By: /s/ Jay B. Lewis

Name: Jay B. Lewis

Title: Group Vice President



Date:  July 29, 1999


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